Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

May 11, 2009

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated April 20, 2009 accompanying the audited financial statements of Friendly Auto Dealers, Inc. as of December 31, 2008 and 2007, in the Form 10-K, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Form.

Very truly yours,

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com